StarSight Telecast, Inc.
39650 Liberty Street, 3rd Floor                                         NEWS
Fremont, CA  94538
510.657.9900
Fax 510.657.5022


CONTACT:          Sally Erny                           FOR IMMEDIATE RELEASE
                  The Market Relations(R) Group        ---------------------
                  (415) 354-4486                              July 24, 1996

                  Ann L. McDougall
                  StarSight Telecast, Inc.
                  (510) 657-9900


               STARSIGHT TELECAST ANNOUNCES FIFTEEN MILLION DOLLAR
                        ARBITRATION AWARD AND INJUNCTION
                           AGAINST SCIENTIFIC-ATLANTA


FREMONT, CA--StarSight Telecast, Inc. (Nasdaq: SGHT), the leader in interactive electronic program guides (EPGs), announced today that an American Arbitration Association (AAA) panel in San Francisco awarded StarSight Telecast $15 million plus attorney's fees and arbitration costs against Scientific-Atlanta for breach of contract, including misappropriating StarSight Telecast's intellectual property.

         In addition to the monetary aspects of the award, StarSight Telecast was also granted certain injunctive relief prohibiting Scientific-Atlanta from accepting any new customer orders for any products incorporating an interactive EPG for a period of three (3) years. This injunctive relief is in addition to and does not affect any further injunctive remedies that a court of competent jurisdiction may issue against Scientific-Atlanta for the infringement of any patent owned by StarSight Telecast based upon the future activities of Scientific-Atlanta.

         The arbitration arose from an agreement which StarSight Telecast and Scientific-Atlanta entered into on October 1, 1992. By the terms of the agreement, Scientific-Atlanta agreed to incorporate a StarSight(R) interactive guide into its advanced analog cable converter box called the 8600X by August

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1993.  Instead,  Scientific-Atlanta  developed  its  own  "Native  Guide"  using
StarSight Telecast's Intellectual Property and released it to the market in 1994.

         The arbitration panel determined that StarSight Telecast "Substantially performed its obligations under the Agreement" and that the use by Scientific-Atlanta of StarSight Telecast's technical information, confidential information, user interface, and inventions claimed within specified patents was immediate and pervasive.

         Larry W. Wangberg, Chairman and CEO of StarSight Telecast, stated "The arbitration award underscores StarSight Telecast's commitment to protect its intellectual property in the interactive program guide arena and supports its efforts to continue development of EPG's with enhanced features which will benefit the consumer."

         As announced on February 15, 1996, Scientific-Atlanta sued StarSight Telecast, Inc. and Philips Electronics North America based upon alleged infringement of three (3) Scientific-Atlanta patents related to the sale of the StarSight CB1500 receiver. StarSight Telecast believes the case has no merit and that it is licensed under the Scientific-Atlanta patents by virtue of the October 1, 1992 Agreement. StarSight Telecast filed a new arbitration action in San Francisco against Scientific-Atlanta in April 1996 to resolve this issue. The Federal District Court for the Northern District of Georgia, Atlanta division, in response to a StarSight Telecast motion, has recently stayed all proceedings in the Atlanta action, pending the outcome of the new arbitration.

         StarSight Telecast, Inc. is a publicly held company backed by strategic partners Viacom Inc., THOMSON multimedia S.A., Cox Communications, Inc., Tribune Company, Providence Journal Company and Time Warner, Inc. The company's stock is traded on The Nasdaq Stock Market under the symbol SGHT.

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EDITORS: StarSight Telecast, Inc. World Wide Web Site,  hhtp://www.starsight.com
StarSight is a registered trademark of StarSight Telecast, Inc.

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, the management of growth, and the other risks detailed from time to time in the Company's SEC reports, including the reports on form 10-K for the year ended December 31, 1995 and on form 10Q for the quarter ended March 31, 1996.